EXHIBIT 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Preliminary, Unaudited Results
For Fiscal 2012 and Key Metrics

Results Meet or Exceed Full-Year Financial Guidance

Delivered Strong Growth in Net Income and Adjusted EBITDA;
Fiscal 2012 Net Sales at Record Levels

Madison, WI, October 22, 2012 -- Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced selected preliminary, unaudited financial results for fiscal 2012, which ended on September 30, 2012, and achievement of financial guidance for the 2012 fiscal year.

—	Net income of $48.6 million in fiscal 2012 compared to a net loss of $75.2 million in fiscal 2011.
—	Record net sales of $3.25 billion in fiscal 2012 increased 2.1 percent versus $3.19 billion a year ago; excluding negative foreign exchange impact, net sales grew 4.3 percent versus prior year.
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Record adjusted EBITDA of $485.3 million in fiscal 2012 increased 6.2 percent versus $457.1 million in the prior year; excluding unfavorable foreign exchange impact, adjusted EBITDA grew 9.7 percent versus a year ago.

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Fiscal 2012 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) was approximately $208 million, surpassing the Company’s goal of at least $200 million of free cash flow and its fiscal 2011 free cash flow of $191 million.

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Global Batteries & Appliances segment net sales of $2.25 billion in fiscal 2012 were essentially unchanged versus prior year; excluding negative foreign exchange impact, net sales grew 2.7 percent.  Adjusted EBITDA of $307.7 million increased slightly compared with $306.9 million a year ago; excluding negative foreign exchange impact, adjusted EBITDA  grew 6.5 percent to $327.0 million versus prior year.

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Global Pet Supplies segment net sales of $615.5 million in fiscal 2012 grew 6.3 percent versus $578.9 million in fiscal 2011; excluding unfavorable foreign exchange impact, net sales increased 7.7 percent compared with the previous year.  Adjusted EBITDA of $113.1 million increased 14.1 percent versus $99.1 million a year ago.

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Home and Garden segment net sales of $387.0 million in fiscal 2012 increased 9.4 percent versus $353.9 million in the prior year.  Adjusted EBITDA of $86.9 million grew 12.0 percent compared with $77.6 million last year.

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—	Strong liquidity position at fiscal 2012 year-end with a cash balance of approximately $158 million and zero cash drawn on ABL facility.
—	Total debt at fiscal 2012 year-end was approximately $1,665 million.
—
Fiscal 2012 year-end target leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times was achieved with cumulative Senior Secured Term Loan voluntary prepayments of $150 million in the fourth quarter.

—	Cash interest expense in fiscal 2012 was approximately $154 million, excluding the cash tender of the 12% Senior Subordinated Notes of approximately $25 million.

The Company issued certain preliminary, unaudited results for fiscal 2012 in advance of its near-term plans to secure funding for its proposed $1.4 billion cash acquisition of the Hardware & Home Improvement Group of Stanley Black & Decker (NYSE: SWK), which was announced on October 9, 2012.  Spectrum Brands does not currently expect to update this information prior to the release of its fiscal 2012 results.

Spectrum Brands tentatively plans to issue its fiscal 2012 full-year and fourth quarter results after the market close on Wednesday, November 14, to be followed by an investor conference call.  Details for the conference call will be announced in early November.

“Spectrum Brands achieved strong results in fiscal 2012, including record sales, adjusted EBITDA and free cash flow, and met or exceeded our financial guidance for the year,” said Dave Lumley, Chief Executive Officer of Spectrum Brands.  “In the face of extraordinary, negative foreign currency impacts, challenging European economies, and ongoing commodity and Asian supply chain cost increases, we delivered outstanding fiscal 2012 results.  On a constant currency basis, our fiscal 2012 net sales and adjusted EBITDA grew a solid 4 percent and 10 percent, respectively, versus last year.

“These preliminary results reflect the strength of our brands and the value they provide to retailers and consumers, as well as our focus on operational efficiency and execution,” Mr. Lumley said.  “We look forward to announcing our final results in November.”

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®,  Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140  countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. For more information, visit www.spectrumbrands.com.

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Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  For example, excluding the impact of currency exchange rate fluctuations may provide additional meaningful reflection of underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the twelve months ended September 30, 2012 versus the twelve months ended September 30, 2011 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Preliminary Nature of Results

We have not yet finalized our financial results for our fiscal 2012 year ended September 30, 2012.  The preliminary estimated financial results described herein are unaudited and subject to revision pending the completion of the accounting and financial reporting processes necessary to complete our financial closing procedures and financial statements for our fiscal 2012 year. The foregoing preliminary estimates of our financial results were prepared by management. Management believes that such preliminary estimates have been prepared on a reasonable basis, and such preliminary estimates are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business fluctuations, economic conditions and competitive uncertainties and contingencies, many of which are beyond our control, and represent, to the best of management’s knowledge, our expected results.  However, because this information is preliminary, it

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should not be relied on as indicative of our future actual results.  We do not intend to update or otherwise revise the preliminary estimates to reflect future events.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s estimates of its unaudited fiscal 2012 results may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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Table A
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the twelve months ended September 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home and Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$221.6	$69.8	$70.6	$(61.1)	$(252.3)	$48.6

Income tax expense	-	-	-	-	60.4	60.4
Interest expense	-	-	-	-	191.9	191.9
Acquisition and integration related charges	14.9	5.4	2.1	8.6	-	31.1
Restructuring and related charges	7.6	10.1	0.9	1.0	-	19.6

Adjusted EBIT	244.1	85.3	73.6	(51.5)	-	351.5
Depreciation and amortization (b)	63.6	27.7	13.3	29.2	-	133.8

Adjusted EBITDA	$307.7	$113.1	$86.9	$(22.4)	$-	$485.3

Note:  Amounts calculated prior to rounding

(a)
It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b)	Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table B
SPECTRUM BRANDS HOLDINGS, INC.
Selected Financial Data
(Unaudited)
($ millions)

for the year ended September 30, 2012
Cash	$158

Total Debt	$1,665

for the twelve months ended September 30, 2012

Gross Profit	$1,116

Capital expenditures	$47

Capital interest	$154

Table C
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Cash Flow from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2012
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$255

Purchases of property, plant and equipment	(47)

Free Cash Flow	$208

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